Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

NAVIGANT CONSULTING, INC.

of

Up to 10.5 million Shares of its Common Stock

(including the associated Preferred Stock Purchase Rights)

at a Purchase Price Not Greater Than $22.50 nor Less Than $19.50 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 7, 2007, UNLESS THE TENDER OFFER IS EXTENDED.

Navigant Consulting, Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase up to 10.5 million shares of its common stock, par value $0.001 per share (the “common stock”), including the associated preferred stock purchase rights (the “rights”) issued under the Rights Agreement dated as of December 15, 1999, between the Company and LaSalle Bank, N.A. (as successor to American Stock Transfer & Trust Company), as Rights Agent, at a price not greater than $22.50 nor less than $19.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Tender Offer”). Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company and shall include the rights; and a tender of the shares will constitute a tender of the rights.

We are offering to purchase up to 10.5 million shares in the Tender Offer. On the terms and subject to the conditions of the Tender Offer, we will determine a single per share price, not greater than $22.50 nor less than $19.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. After the Tender Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to buy 10.5 million shares. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if shareholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return to the tendering shareholders shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders, at our expense promptly after the Tender Offer expires. See Section 3.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. The Tender Offer is, however, subject to certain conditions, including the closing of the Credit Facilities (as defined below) and our satisfaction of all conditions to funding thereunder. See Sections 7 and 9.

The shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “NCI”. On April 25, 2007, the last full trading day before we announced our intention to make the Tender Offer, the reported closing price of the shares on the NYSE was $18.99 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at which purchase price or purchase prices to tender your shares. See Section 8.

Our board of directors has approved the Tender Offer. However, neither we nor our board of directors, the Dealer Managers, the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. We have not authorized any person to make any recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Tender Offer. See Section 2.

None of our directors and executive officers intends to tender any of their shares in the Tender Offer, except for our Executive Vice President and Chief Financial Officer, Ben W. Perks, who announced in April 2007 that he intends to retire this summer after an orderly transition with his yet to be named successor. Mr. Perks has advised us that he may participate in the Tender Offer. See Section 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the “Information Agent”), or to Banc of America Securities LLC or Credit Suisse Securities (USA) LLC (the “Dealer Managers”), at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Dealer Managers for the Tender Offer are:

Banc of America Securities LLC 9 West 57th Street New York, New York 10019 Telephone: (212) 583-8426 Toll-Free: (888) 583-8900 Ext. 8426	Credit Suisse Eleven Madison Avenue New York, New York 10010 Telephone: (212) 325-1653 Toll-Free: (888) 537-4893

May 9, 2007

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Tender Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to LaSalle Bank N.A., the Depositary for the Tender Offer (the “Depositary”) at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•

if you are a participant in the Navigant Consulting, Inc. Employee Stock Purchase Plan effective March 14, 1997 or the Navigant Consulting, Inc. Employee Stock Purchase Plan effective January 1, 2007 (collectively, the “Stock Purchase Plans”) and you wish to tender any of your shares purchased under either of those plans, because you hold certificates for those shares in your own name, you should follow the instructions and procedures described above;

•

if you are a participant in the Navigant Consulting, Inc. 401(k) Savings Plan (the “Retirement Plan”) and you wish to tender any of your shares held in such plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the Retirement Plan enclosed with this Offer to Purchase; or

•

if you are a holder of vested options to purchase shares under our long term incentive plans, you may exercise your vested options and tender any of the shares issued upon exercise; if you hold restricted stock or restricted stock units, you may not tender those shares or the shares represented by such units unless the restrictions imposed by the relevant long term incentive plan and award agreement have lapsed.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined in the Tender Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” If you agree to accept the purchase price determined in the Tender Offer, your shares will be deemed to be tendered at the minimum price of $19.50 per share. You should understand that this election may lower the purchase price for all shares purchased in the Tender Offer and could result in your shares being purchased at the minimum price of $19.50 per share.

We are not making the Tender Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Tender Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Tender Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation, gives any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our common stock, including the rights, as the “shares.” This summary term sheet highlights the most important information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

Navigant Consulting, Inc.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Tender Offer through a procedure commonly called a modified “Dutch Auction.”

This procedure allows you to select the price (in multiples of $0.25) within a price range specified by us at which you are willing to sell your shares.

The price range for the Tender Offer is $22.50 to $19.50 per share. After the Tender Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.25) that will allow us to buy up to 10.5 million shares. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price determined in the Tender Offer.

If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Tender Offer, your shares will be deemed to be tendered at the minimum price of $19.50 per share. You should understand that this election may lower the purchase price paid for all shares purchased in the Tender Offer and could result in your shares being purchased at the minimum price of $19.50 per share.

If your shares are purchased in the Tender Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Tender Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares will the Company purchase in the Tender Offer?

We are offering to purchase up to 10.5 million shares of our common stock, par value $0.001 per share, including the associated rights. The 10.5 million shares represent approximately 18% of our issued and outstanding shares as of May 4, 2007. See Section 1. If fewer shares are properly tendered, we will purchase all shares that are properly tendered and not properly withdrawn. Each share is coupled with an associated right that we will acquire with the shares of common stock we purchase. No additional consideration will be paid for the rights. If more than 10.5 million shares are properly tendered, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met, which

v

we will not purchase (except as described in Section 6). The Tender Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain conditions, including the Financing Condition (defined below).

What are the “associated preferred stock purchase rights”?

Each time we issue a share of common stock, we issue to the holder of the share one preferred stock purchase right pursuant to the Rights Agreement dated as of December 15, 1999 between the Company and LaSalle Bank, N.A., as successor to American Transfer & Trust Company, as Rights Agent, which is incorporated by reference as an exhibit to our Issuer Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission in connection with the Tender Offer. These associated preferred stock purchase rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares of common stock, and they automatically trade with the associated common stock. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company and shall include the rights. Unless the rights are redeemed prior to the expiration of the Tender Offer, a tender of the shares will constitute a tender of the rights.

How will the Company pay for the shares?

Assuming that the maximum of 10.5 million shares are tendered in the Tender Offer at the maximum purchase price of $22.50 per share, the aggregate purchase price will be approximately $236.25 million. We anticipate that we will pay for the shares tendered in the Tender Offer, as well as pay related fees and expenses, by borrowing approximately $240 million under the Credit Facilities. The Tender Offer is subject to certain conditions, including the closing under the Credit Facilities and our satisfaction of all conditions to the funding thereunder. At the time of this Tender Offer, except as otherwise described herein, we do not have any alternative financing arrangements or plans in the event these sources do not provide the funds necessary to purchase shares tendered in the Tender Offer. See Section 9.

How long do I have to tender my shares; can the Tender Offer be extended, amended or terminated?

You may tender your shares until the Tender Offer expires. The Tender Offer will expire on June 7, 2007, at 5:00 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. You have an earlier deadline (three business days prior to the Expiration Time) if you wish to tender shares held in the Retirement Plan. See the “Letter to Participants in the Navigant Consulting 401(k) Savings Plan” sent separately to each participant in the Retirement Plan. See Section 3.

We may choose to extend the Tender Offer at any time and for any reason, subject to applicable laws. See Section 16. We cannot assure you that we will extend the Tender Offer or indicate the length of any extension that we may provide. If we extend the Tender Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Tender Offer in our sole discretion or terminate the Tender Offer under certain circumstances. See Sections 7 and 16.

How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?

If we extend the Tender Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Tender Offer by making a public announcement of the amendment. See Section 16.

What is the purpose of the Tender Offer?

In determining to proceed with the Tender Offer, our management and board of directors have reviewed our strategic plan, our projected use of cash flows for, among other things, acquisitions, capital expenditures, debt repayment, share repurchases, and a variety of alternatives for using our available financial resources. Our management and board of directors also considered our existing and anticipated capital structure, our financial position, including outstanding debt and common stock, financial ratios, anticipated cost and availability of financing, and the market price of our common stock. After thorough analysis, we determined that the Tender Offer is a prudent and attractive use of our financial resources which will allow us to lower our overall cost of capital and return capital to our shareholders, while still preserving the flexibility needed to pursue our strategic plan and support our future growth initiatives, including anticipated future acquisition investments. However, actual experience may differ significantly from our expectations. See “Cautionary Note on Forward-Looking Statements.”

We believe that the modified “Dutch Auction” tender offer set forth herein represents a mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The Tender Offer also provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without such disruption and without the usual transaction costs associated with market sales. In addition, if we complete the Tender Offer, shareholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations. As a result, our board of directors believes that investing in our own shares in this manner is an appropriate use of capital and an efficient means to return capital to our shareholders.

The Tender Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Tender Offer will avoid any odd lot discounts that might apply to sales of their shares. See Sections 1 and 2.

As a result, our board of directors believes that investing in our own shares in this manner is an appropriate use of capital and an efficient means to provide value to our shareholders. We do not believe that consummation of the Tender Offer will impair our competitive ability or our business prospects; however, borrowing under the Credit Facilities will increase our interest expense on an ongoing basis. See Sections 9 and 10, including the Summary Unaudited Pro Forma Consolidated Financial Data in Section 10.

Are there conditions to the Tender Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived by us prior to the Expiration Time, including, but not limited to:

•

the closing of the Credit Facilities shall have occurred upon the terms and subject to the conditions of the Credit Facilities Commitment Letter (as defined in Section 9 below) and all conditions to funding thereunder shall have been satisfied (the “Financing Condition”);

•

no legal action shall have been threatened, pending or taken that challenges or affects the Tender Offer or seeks to impose limitations on our ability to acquire the shares or otherwise could materially and adversely affect our business, properties, assets, liabilities, capitalization, shareholders equity, financial condition, operations, licenses, results of operations or prospects;

•

no general suspension of trading in, or limitation on prices for or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•

no changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to materially adversely affect our business or trading in the shares shall have occurred;

•	no commencement or escalation of war, armed hostilities or other national or international calamity directly or indirectly involving the United States, shall have occurred;

•	no decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, NYSE Composite Index or the S&P 500 Composite Index shall have occurred;

•

no person shall have commenced a tender or exchange offer (other than this Tender Offer), merger, business combination or other similar transaction with or involving us or any subsidiary has been proposed, announced or made by any person or has been publicly disclosed;

•

no person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before May 4, 2007). No person or group which has made such a filing on or before May 4, 2007 shall acquire or propose to acquire an additional 1% or more of our outstanding shares;

•

no material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders equity, financial condition, operations, licenses, results of operations or prospects shall have occurred; and

•

we shall not have determined that as a result of the consummation of the Tender Offer and the purchase of shares pursuant to the Tender Offer that there will be a reasonable likelihood that the shares either (1) will be held of record by less than 300 persons; or (2) will not continue to be eligible to be listed on the NYSE or will not continue to be eligible for registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Tender Offer is subject to a number of other conditions described in greater detail in Sections 7 and 9.

Following the Tender Offer, will the Company continue as a public company?

Yes. The completion of the Tender Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Tender Offer that there will not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the NYSE or to not continue to be eligible for registration under the Exchange Act. See Section 7.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on June 7, 2007, or any later time and date to which the Tender Offer may be extended:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•

if the certificates for your shares are not immediately available or the procedures for book entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, you may comply with the guaranteed delivery procedures described in Section 3;

•

if you are a participant in the Stock Purchase Plans and you wish to tender any of your shares purchased under either such plans, because you hold certificates for those shares in your own name, you should follow the instructions and procedures described above;

•

if you are a participant in the Retirement Plan and you wish to tender any of your shares held in any such plans, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the Retirement Plan enclosed with this Offer to Purchase; or

•

if you are a holder of vested options to purchase shares under our long term incentive plans, you may exercise your vested options and tender any of the shares issued upon exercise; if you hold restricted stock or restricted stock units, you may not tender those shares or the shares represented by such units unless the restrictions imposed by the relevant long term incentive plan and award agreement have lapsed.

You may contact the Information Agent or the Dealer Managers for assistance. The contact information for the Information Agent and the Dealer Managers appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do participants in our Retirement Plan participate in the Tender Offer?

Participants in our Retirement Plan may not use the Letter of Transmittal to direct the tender of their shares in such plan, but instead must follow the separate instructions related to those shares in the “Letter to Participants in the Navigant Consulting 401(k) Savings Plan” sent to participants in the plan along with this Offer to Purchase. If you are a participant in the plan and wish to have the trustee tender some or all shares held in the plan, you must complete, execute and return the separate direction form included in the “Letter to Participants in the Navigant Consulting 401(k) Savings Plan” at least three business days prior to the Expiration Time. See Section 3.

How do holders of vested stock options participate in the Tender Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Tender Offer. All required items in order for you to exercise your vested but unexercised options must be received no later than four business days prior to the Expiration Time. An exercise of an option cannot be revoked for any reason, even if shares received upon the exercise thereof and tendered in the Tender Offer are not purchased in the Tender Offer for any reason. See Section 3.

What happens if more than 10.5 million shares are tendered at or below the purchase price?

If more than 10.5 million shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares:

•

first, from holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price determined in the Tender Offer and do not properly withdraw them before the Expiration Time;

•

second, from shareholders who properly tender shares at or below the purchase price determined in the Tender Offer, and do not properly withdraw them before the Expiration Time, on a pro rata basis (except for shareholders who tendered shares conditionally for which the condition was not satisfied); and

•

third, only if necessary to permit us to purchase 10.5 million shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from holders who have tendered shares at or below the purchase price determined in the Tender Offer conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price and do not properly withdraw them prior to the Expiration Time, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Tender Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on June 7, 2007, unless we extend the Tender Offer, in which case you can withdraw your shares until the expiration of the Tender Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on July 8, 2007. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

x

Participants in our Retirement Plan who wish to withdraw their shares must follow the instructions found in the “Letter to Participants in the Navigant Consulting 401(k) Savings Plan” sent separately to each participant in the Retirement Plan. You have an earlier deadline (three business days) if you wish to withdraw shares held in the Retirement Plan. See Section 4.

Has the Company or its board of directors adopted a position on the Tender Offer?

Our board of directors has approved the Tender Offer. However, neither we nor our board of directors, nor the Dealer Managers, the Depositary or the Information Agent are making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Tender Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Tender Offer?

None of our directors and executive officers intends to tender any of their shares in the Tender Offer, except for our Executive Vice President and Chief Financial Officer, Ben W. Perks, who announced in April 2007 that he intends to retire this summer after an orderly transition with his yet to be named successor. Mr. Perks has advised us that he may participate in the Tender Offer. As a result, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with our stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer. See Section 12.

If I decide not to tender, how will the Tender Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Tender Offer. See Section 2.

What is the recent market price of my shares?

On April 25, 2007, the last full trading day before we announced our intention to make the Tender Offer, the reported closing price of the shares on the NYSE was $18.99 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Tender Offer. In the event of proration, however, we do not expect to announce the results of proration and begin paying for tendered shares until up to five business days after the expiration of the Tender Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares or hold your shares through our Retirement Plan and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 15), you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender in the Tender Offer. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 15. If you are a foreign shareholder (as defined in Section 3), you may be subject to withholding at a rate of 30% on payments received pursuant to the Tender Offer. You may also be subject to tax in your jurisdiction on the disposal of shares. Please consult your personal tax advisor to determine how this will apply to you. See Section 3.

Along with your Letter of Transmittal, if you are a U.S. Holder, you are asked to submit a Substitute Form W-9. Any tendering shareholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Tender Offer, unless such shareholder establishes that such shareholder is within the class of persons that is exempt from backup withholding (including certain foreign individuals). See Section 3. We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Does the Company intend to purchase any shares other than pursuant to the Tender Offer during or after the Tender Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Tender Offer, until at least 10 business days after the Expiration Time. Accordingly, any additional purchases outside of the Tender Offer may not be consummated until at least 10 business days after the Expiration Time. Additionally, we may engage in other share purchase programs and/or transactions from time to time in the future. See Sections 10 and 11.

Whom can I talk to if I have questions?

If you have any questions regarding the Tender Offer, please contact D.F. King & Co., Inc., the Information Agent for the Tender Offer, at (888) 542-7446, or Banc of America Securities LLC or Credit Suisse Securities (USA) LLC, the Dealer Managers for the Tender Offer, at (888) 583-8900 Ext. 8426 or (888) 537-4893, respectively. Additional contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase. Participants in our Retirement Plan who have questions relating to the plan should contact the relevant party set forth in the “Letter to Participants in the Navigant Consulting 401(k) Savings Plan” sent separately to each participant in the Retirement Plan.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements” which are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such risks, trends and uncertainties, are in some instances beyond the Company’s control.

The words “anticipate,” “believe,” “intend,” “estimate,” and “expect” and similar expressions generally identify forward-looking statements. We caution readers that there may be events in the future that we are not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those indicated in the forward-looking statements including, but not limited to: our ability to obtain the necessary financing for the Tender Offer pursuant to the terms and conditions contained in the Credit Facilities; the effects of our increased indebtedness subsequent to the Tender Offer; risks inherent in international operations; pace, timing and integration of acquisitions; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into our practices; utilization rates; dependence on the expansion of and the increase in our service offerings and staff; conflicts of interest; potential loss of clients; risks inherent with litigation; significant client assignments; professional liability; potential legislative and regulatory changes; and general economic conditions. These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. We cannot guarantee any future results, levels of activity, performance or achievement and also undertake no obligation to update any forward-looking statements.

In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2007, in each case as filed with the SEC, each of which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business. See Section 11. Any statement contained in this Offer to Purchase or in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our shareholders to tender shares of our common stock, par value $0.001 per share (the “common stock”), including the associated preferred stock purchase rights, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 10.5 million shares at a price not greater than $22.50 nor less than $19.50 per share, net to the seller in cash, less applicable withholding taxes and without interest. Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company and shall include the rights; and a tender of the shares will constitute a tender of the rights. We will not pay any additional consideration for the rights.

The Tender Offer will expire at 5:00 p.m., New York City time, on June 7, 2007, unless extended (such date and time, as they may be extended, the “Expiration Time”).

After the Tender Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price within the price range specified above that will allow us to buy up to 10.5 million shares. If fewer shares are properly tendered and not properly withdrawn, we will select the lowest price (in multiples of $0.25) that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if shareholders tendered at or below the purchase price, if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.

Tendering shareholders whose shares are registered in their own names and who tender directly to LaSalle Bank, N.A., the Depositary for the Tender Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us in the Tender Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Participants in our Retirement Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate instructions related to those shares. Participants in the plan may instruct the trustee of the plan as set forth in the “Letter to Participants in the Navigant Consulting 401(k) Savings Plan” to tender some or all of the shares attributed to the participant’s account. If a participant’s instructions are not received three business days prior to the Expiration Time, the trustee will not tender shares attributable to the participant’s account. See Section 3.

In addition, holders of vested but unexercised options outstanding under the Company’s Long Term Incentive Plan, 2001 Supplemental Equity Incentive Plan or 2005 Long Term Incentive Plan (collectively, the “Long Term Incentive Plans”) may exercise those options and tender some or all of the shares issued upon such exercise. All required items in order for you to exercise your vested but unexercised options must be received no later than four business days prior to the Expiration Time. Holders of restricted stock and restricted stock units may not tender those shares or the shares represented by such units because of the restrictions imposed on such shares or the shares represented by such units by the relevant Long Term Incentive Plan and award agreement unless such restrictions have lapsed. See Section 3 and Instruction 13 to the Letter of Transmittal and see Section 11 for more information on the Long Term Incentive Plans generally.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase, including obtaining the necessary financing for the Tender Offer pursuant to the Credit Facilities. See Section 9.

Our board of directors has approved the Tender Offer. However, neither we nor our board of directors, nor the Dealer Managers, the Depositary, or the Information Agent are making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price or purchase prices you should choose to tender your shares. We have not authorized any person to make any such recommendation. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Tender Offer. See Section 2.

None of our directors and executive officers intends to tender any of their shares in the Tender Offer, except for our Executive Vice President and Chief Financial Officer, Ben W. Perks, who announced in April 2007 that he intends to retire this summer after an orderly transition with his yet to be named successor. Mr. Perks has advised us that he may participate in the Tender Offer. As a result, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with our stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer. See Section 12.

Any tendering shareholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 15 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares pursuant to the Tender Offer.

As of May 4, 2007, there were approximately 58.1 million shares of our common stock issued and outstanding. The 10.5 million shares that we are offering to purchase hereunder represent approximately 18% of the total number of issued and outstanding shares of our common stock as of May 4, 2007. The shares are listed and traded on the NYSE under the symbol “NCI”. On April 25, 2007, the last full trading day before we announced our intention to make the Tender Offer, the closing price of the shares as reported on the NYSE was $18.99 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1.	Terms of the Tender Offer

General. Upon the terms and subject to the conditions of the Tender Offer, we will purchase up to 10.5 million shares of our common stock, or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $22.50 nor less than $19.50 per share, net to the seller in cash, less any applicable withholding tax and without interest.

The term “Expiration Time” means 5:00 p.m., New York City time, on June 7, 2007, unless we, in our sole discretion, extend the period of time during which the Tender Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Tender Offer, as so extended by us, shall expire. See Section 16 for a description of our right to extend, delay, terminate or amend the Tender Offer.

If the Tender Offer is over-subscribed as described below, shares tendered at or below the purchase price and not properly withdrawn will be subject to proration, except for “odd lots.” The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	increase the price to be paid for shares above $22.50 per share or decrease the price to be paid for shares below $19.50 per share;

•	increase the number of shares being sought in the Tender Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares; or

•	decrease the number of shares being sought in the Tender Offer; and

the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at 5:00 p.m., New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 16, then the Tender Offer will be extended until the expiration of such period of ten business days. For the purposes of the Tender Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to approximately 12:00 midnight, New York City time.

The Tender Offer is not conditioned on any minimum number of shares being tendered. The Tender Offer is, however, subject to satisfaction of certain conditions, including the satisfaction of the Financing Condition.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not in excess of $22.50 nor less than $19.50 per share, at which they are willing to sell their shares to us in the Tender Offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Tender Offer, which could result in the tendering shareholder receiving the minimum price of $19.50 per share. See Section 8 for recent market prices for the shares.

Promptly following the Expiration Time, we will look at the prices chosen by shareholders for all of the shares properly tendered and will determine the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to buy 10.5 million shares. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. Once the purchase price has been determined, we intend to promptly disclose that price in a manner calculated to inform shareholders of this information, which will include a press release through PR Newswire or another comparable service.

All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if shareholders tendered at or below the purchase price, if more than the number of shares we seek to purchase are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the “odd lot” priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly after the Tender Offer expires. Shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered at or below the purchase price determined in the Tender Offer and not properly withdrawn prior to the Expiration Time is less than or equal to 10.5 million shares, or such greater number of shares as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Tender Offer, purchase all shares so tendered at the purchase price we determine.

Priority of Purchases. Upon the terms and subject to the conditions of the Tender Offer, if more than 10.5 million shares, or such greater number of shares as we may elect to accept for payment have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will, subject to applicable law, purchase properly tendered shares on the basis set forth below:

•	First, we will purchase shares tendered by Odd Lot Holders (as defined below) who:

•

tenders all shares owned beneficially and of record by the Odd Lot Holder at a price at or below the purchase price determined in the Tender Offer (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this priority); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase shares tendered at prices at or below the purchase price determined in the Tender Offer and not properly withdrawn, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•

Third, if necessary to permit us to purchase 10.5 million shares (or such greater number of shares as we may elect to accept for payment), shares conditionally tendered (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the Tender Offer and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Tender Offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price we determine.

Odd Lots. The term “odd lots” means shares properly tendered prior to the Expiration Time at prices at or below the purchase price selected by us and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

To qualify for this priority, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Tender Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Tender Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders, at or below the purchase price determined in the Tender Offer. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, because of the odd lot procedure described above and the conditional tender procedure described in Section 6 and because shares may be tendered pursuant to the guaranteed delivery procedures, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Tender Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 15, the number of shares that we will purchase from a shareholder in the Tender Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. We intend to purchase up to 10.5 million shares in the Tender Offer, representing approximately 18% of our issued and outstanding shares as of May 4, 2007. The Tender Offer is part of the share repurchase program authorized by our board of directors announced by us on April 26, 2007, pursuant to which we are authorized to purchase shares with an aggregate value up to $300 million through December 31, 2008.

In determining to proceed with the Tender Offer, our management and board of directors have reviewed our strategic plan, our projected use of cash flows for, among other things, acquisitions, capital expenditures, debt repayment, share repurchases, and a variety of alternatives for using our available financial resources. Our management and board of directors also considered our existing and anticipated capital structure, our financial position, including outstanding debt and common stock, financial ratios, anticipated cost and availability of financing and the market price of our common stock. After thorough analysis, we determined that the Tender Offer is a prudent and attractive use of our financial resources which will allow us to lower our overall cost of capital and return capital to our shareholders, while still preserving the flexibility needed to pursue our strategic plan and support our future growth initiatives, including anticipated future acquisition investments. However, actual experience may differ significantly from our expectations. See “Cautionary Note on Forward-Looking Statements.”

We believe that the modified “Dutch Auction” tender offer set forth herein represents a mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The Tender Offer also provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without such disruption and without the usual transaction costs associated with market sales. In addition, if we complete the Tender Offer, shareholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations. As a result, our board of directors believes that investing in our own shares in this manner is an appropriate use of capital and an efficient means to return capital to our shareholders.

The Tender Offer also provides our shareholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Tender Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Tender Offer will avoid not only the payment of brokerage commissions but also avoid any applicable odd lot discounts that might be payable on sales of their shares.

Our board of directors has approved the Tender Offer. However, neither we nor our board of directors, nor the Dealer Managers, the Depositary or the Information Agent is making any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the purchase price or purchase prices at which shareholders may choose to tender their shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Tender Offer. Shareholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Tender Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender and the purchase price or purchase prices at which to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

None of our directors and executive officers intends to tender any of their shares in the Tender Offer, except for our Executive Vice President and Chief Financial Officer, Ben W. Perks, who announced in April 2007 that he intends to retire this summer after an orderly transition with his yet to be named successor. Mr. Perks has advised us that he may participate in the Tender Offer.

Certain Effects of the Tender Offer. Shareholders who do not tender their shares pursuant to the Tender Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, if we complete the Tender Offer, those shareholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the purchase price in the Tender Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares we acquire in the Tender Offer will be held in treasury and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the NYSE) for purposes including, but not limited to, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Tender Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Tender Offer.

Because our directors and executive officers have advised us that they do not intend to tender any of their shares in the Tender Offer (except for our Executive Vice President and Chief Financial Officer, Ben W. Perks, who announced in April 2007 that he intends to retire this summer after an orderly transition with his yet to be named successor. Mr. Perks has advised us that he may participate in the Tender Offer), if we complete the Tender Offer the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in accordance with our stock ownership guidelines and applicable law, sell their shares in open market transactions, at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer. See Section 12.

Other Plans. We have signed a Credit Facilities Commitment Letter which outlines the terms and conditions for the borrowing of up to $450 million. See Section 9. We currently expect to repay the Credit Facilities through cash, cash equivalents or other liquid investments and/or secured or unsecured longer-term borrowings. The foregoing are forward-looking statements subject to known and unknown risks. See “Cautionary Note on Forward-Looking Statements.”

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Tender Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries which is material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•

any material change in our current board of directors or management or any plans or proposals to change the number or the term of directors (although we may fill any vacancies arising on our board of directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	our ceasing to be authorized to be quoted on the NYSE;

•	our common stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of our shares and strategic acquisitions of companies, assets and practice areas and other business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.	Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of shares in the Tender Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below).

In the alternative, the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.

Participants in our Retirement Plan that desire to tender shares in the Tender Offer must follow the separate instructions in the “Letter to Participants in the Navigant Consulting 401(k) Savings Plan” sent to participants in the plan along with this Offer to Purchase.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Tender Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares pursuant to the Tender Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $19.50 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL SHARES PURCHASED IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $19.50 PER SHARE) or (ii) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” A tender of shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” For purposes of determining the purchase price, those shares that are tendered by shareholders agreeing to accept the purchase price determined in the Tender Offer will be deemed to be tendered at the minimum price of $19.50 per share. You should understand that this election may lower the purchase price paid for all shares purchased in the Tender Offer and could result in the tendered shares being purchased at the minimum price of $19.50 per share. See Section 8 for recent market prices for the shares.

If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned

“Price (in Dollars) per Share at Which Shares Are Being Tendered.” Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the shareholder is higher than the purchase price determined in the Tender Offer after the Expiration Time.

A shareholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Tender Offer) at more than one price. In case of withdrawal, shareholders who tendered multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

Book-Entry Transfer. For purposes of the Tender Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares in the Tender Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly delivered Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Employee Stock Purchase Plans. Because participants in our Stock Purchase Plans hold certificates for their shares purchased under these plans in their own name, participant who wish to tender any of those shares should follow the instructions and procedures described above.

Retirement Plan. Participants in our Retirement Plan who wish to have the trustee tender eligible shares attributable to their plan account must complete, execute and return to the plan trustee the tender direction form included in the “Letter to Participants in the Navigant Consulting 401(k) Savings Plan” sent to each participant in the plan. Participants in our Retirement Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate direction form sent to them. Although the Tender Offer will remain open to all shareholders until the Expiration Time, if the trustee does not receive a participant’s instructions three business days prior to the Expiration Time, the trustee will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter to Participants in the Navigant Consulting 401(k) Savings Plan” and the separate direction form carefully.

Long Term Incentive Plans. Holders of vested but unexercised options may exercise those options in accordance with the terms of the Long Term Incentive Plans and tender the shares received upon such exercise in accordance with the Tender Offer. See “Proper Tender of Shares” above. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage those holders to discuss the Tender Offer with their tax advisor, broker and/or financial advisor. All required items in order for you to exercise your vested but unexercised options must be received no later than four business days prior to the Expiration Time. Holders of restricted stock and restricted stock units may not tender those shares or the shares represented by such units because of the restrictions imposed on such shares or the shares represented by such units by the relevant Long Term Incentive Plan and award agreement unless such restrictions have lapsed.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (i) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Tender Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Tender Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Tender Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Tender Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Tender Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right prior to the expiration of the Tender Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Tender Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating to it have been cured or waived. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Tender Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at (866) 241-9993. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

United States Federal Income Tax Withholding. Under the United States backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Tender Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee (i) provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Depositary and certifies that such number is correct and that such shareholder is not subject to backup withholding or (ii) established that an exemption from withholding otherwise applies under applicable Treasury regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering shareholder that is a U.S. Holder (as defined in Section 15) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that shareholder’s exempt status. Such statements can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO REQUIRED UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Gross proceeds payable pursuant to the Tender Offer to a foreign shareholder or its agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States and, in either case, the foreign shareholder provides the appropriate certification, as described below. For this purpose, a foreign shareholder is any shareholder that is not for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.

A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 15 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Tender Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

For a discussion of material United States federal income tax consequences to tendering shareholders, see Section 15.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered in the Tender Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 5:00 p.m., New York City time, on June 7, 2007, unless such shares have been accepted for payment as provided in the Tender Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Participants in our Retirement Plan who wish to have the trustee withdraw previously tendered shares attributable to their plan account must follow the procedures set forth in the “Letter to Participants in the Navigant Consulting 401(k) Savings Plan” sent to each plan participant. Participants in our Retirement Plan have an earlier deadline (four business days) if they wish to withdraw shares held in the Retirement Plan.

If we extend the Tender Offer, are delayed in our purchase of shares, or are unable to purchase shares in the Tender Offer as a result of a failure of a condition disclosed in Section 7, then, without prejudice to our rights in the Tender Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Time, we will (i) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering shareholders, and (ii) accept for payment and pay the purchase price for (and thereby purchase) up to 10.5 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Time.

For purposes of the Tender Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Tender Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Tender Offer.

Upon the terms and subject to the conditions of the Tender Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for shares purchased pursuant to the Tender Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Tender Offer until up to five business days after the Expiration Time. Unless the shareholder specifies otherwise in the Letter of Transmittal, certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tender will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Tender Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Tender Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Tender Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Tender Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Tender Offer. See Section 3. Also see Section 3 regarding United States federal income tax consequences for foreign shareholders.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Tender Offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 15, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Tender Offer expires, if more than 10.5 million shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 10.5 million (or such greater number of shares as we may elect to accept for payment, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 10.5 million shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time (whether any shares have theretofore been accepted for payment) (i) we have not consummated the closing of the Credit Facilities of up to $450 million upon the terms and subject to all conditions of the Credit Facilities Commitment Letter (as defined in Section 9) and satisfied all the conditions to funding thereunder (the “Financing Condition”) or (ii) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Tender Offer or with acceptance for payment:

•

there has occurred any change that we deem material in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States; or

•	a decrease in excess of 10% in the market price for the shares or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index;

•

any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us, our subsidiaries and our affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•

legislation amending the Code (as defined in Section 15) has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Tender Offer in any manner that would adversely affect us or any of our affiliates or our shareholders;

•

there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition by us of the shares in the Tender Offer, or any other matter relating to the Tender Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer;

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Tender Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•

seeks to impose limitations on our ability (or any affiliate of ours) to acquire the shares or otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us, our subsidiaries and our affiliates, taken as a whole, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us, our subsidiaries and our affiliates, taken as a whole;

•

a tender or exchange offer for any or all of our outstanding shares (other than this Tender Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 4, 2007);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 4, 2007 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares; or

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Tender Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Tender Offer and the purchase of the shares is reasonably likely to:

•	cause the shares to be held of record by less than 300 persons; or

•	cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range of the Shares

The shares are traded on the NYSE under the symbol “NCI”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the NYSE based on published financial sources.

	High	Low
Year Ending December 31, 2007:
Second Quarter (through May 8, 2007)	$20.21	$18.99
First Quarter	$21.60	$18.40

Year Ended December 31, 2006:
Fourth Quarter	$20.56	$17.45
Third Quarter	$23.28	$18.05
Second Quarter	$22.65	$18.58
First Quarter	$23.01	$18.06

Year Ended December 31, 2005:
Fourth Quarter	$23.43	$17.73
Third Quarter	$20.25	$17.57
Second Quarter	$27.66	$16.50
First Quarter	$27.23	$22.78

On April 25, 2007, the last full trading day before we announced our intention to make the Tender Offer, the last reported sales price of the shares reported by the NYSE was $18.99 per share. We urge shareholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

9.	Source and Amount of Funds

Assuming that 10.5 million shares are purchased in the Tender Offer at the maximum purchase price of $22.50 per share, the aggregate purchase price for shares purchased in the Tender Offer will be approximately $236.25 million.

We anticipate that we will pay for the shares tendered in the Tender Offer from the proceeds of loans of up to $240 million under senior credit facilities in the aggregate amount of $450 million (the “Credit Facilities”) pursuant to the terms and conditions of a Credit Facilities Commitment Letter, dated as of April 25, 2007

(including the term sheet attached thereto as Exhibit A, the “Credit Facilities Commitment Letter”) from Bank of America, N.A. (“Bank of America”) and Banc of America Securities LLC (“BAS”). The Credit Facilities Commitment Letter provides that Bank of America would be lead arranger and LaSalle Bank, N.A. would be co-lead arranger for the Credit Facilities provided to us by a syndicate of lenders. Bank of America and LaSalle Bank have each committed, subject to the terms and conditions set forth in the Credit Facilities Commitment Letter, to lend up to $75 million of the Credit Facilities and BAS has agreed to use its best efforts to form a syndicate of lenders to commit to provide the balance of the Credit Facilities.

While we are in the process of arranging the financing commitment described below pursuant to the Credit Facilities Commitment Letter, it is contingent on the satisfaction of various conditions as further described below. Accordingly, as discussed in Section 7, in addition to the other conditions described in this Offer to Purchase, the Tender Offer will be subject to our satisfying the terms and conditions to funding under the Credit Facilities Commitment Letter. We do not plan to have alternative financing plans in place prior to the expiration of the Tender Offer.

Our ability to repay expected borrowings under the Credit Facilities and to meet our other debt or contractual obligations (including continued compliance with applicable financial covenants) will depend on, among other things, our future performance and our cash flow from operations and our ability to execute our business plan, each of which is subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, but are not limited to, those described in this Offer to Purchase under “Cautionary Note on Forward-Looking Statements.”

We believe that our current cash and cash equivalents, future cash flows from operations, amounts available under the proposed Credit Facilities and our access to public and private debt or equity financing are sufficient to fund our anticipated short-term and long-term liquidity needs.

Credit Facilities Commitment Letter. The following summary of the material terms of the Credit Facilities Commitment Letter is qualified in its entirety by the terms of the actual Credit Facilities Commitment Letter, which is filed as exhibit (b) to the Issuer Tender Offer Statement on Schedule TO. The following summary may not contain all of the information about the Credit Facilities Commitment Letter that is important to you. We encourage you to read the Credit Facilities Commitment Letter carefully and in its entirety.

The Credit Facilities Commitment Letter provides that Bank of America would be lead arranger and LaSalle Bank would be co-lead arranger for the Credit Facilities provided to us by a syndicate of lenders. Bank of America and LaSalle Bank have each committed, subject to the terms and conditions set forth in the Credit Facilities Commitment Letter, to lend up to $75 million of the Credit Facilities and BAS has agreed to use its best efforts to form a syndicate of lenders to commit to provide the balance of the Credit Facilities. The Credit Facilities would be used to finance the consummation of the Tender Offer and for working capital, capital expenditures, other share repurchases and for certain business acquisitions. The Credit Facilities are anticipated to consist of a $250 million revolving credit facility (the “Revolving Credit Facility”) and a $200 million term loan facility (the “Term Loan Facility”). We may request that the Revolving Credit Facility be increased by an amount of up to $100 million. Payments under the Credit Facilities would be guaranteed by each of our significant domestic subsidiaries.

Loans under the Revolving Credit Facility would be payable five years after the closing date for the Credit Facility. The Term Loan Facility would be subject to quarterly amortization, with .25% of the loans payable on each of September 30, 2007 and at the end of each of the next eleven quarters after closing, 2.5% payable at the end of each of the next seven quarters and the balance payable at the end of the fifth year after closing.

The Term Loan Facility and the Revolving Credit Facility would both bear interest per annum at a variable rate equal to either the applicable base rate or LIBOR, in each case plus an applicable margin. For LIBOR loans, the applicable margin will vary depending upon our consolidated leverage ratio (the ratio of total funded debt to adjusted EBITDA) and whether the loan is made under the Term Loan Facility or the Revolving Credit Facility, as follows:

For LIBOR loans under the Term Loan Facility:

Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans (basis points)
> 3.00	1.750%
> 2.50 but < 3.00	1.500%
> 2.00 but < 2.50	1.250%
> 1.50 but < 2.00	1.000%
> 1.00 but < 1.50	0.875%
< 1.00	0.625%

For LIBOR loans under the Revolving Credit Facility:

Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans (basis points)	Facility Fee	All-in Drawn
> 3.00	1.400%	0.350%	1.750%
> 2.50 but < 3.00	1.200%	0.300%	1.500%
> 2.00 but < 2.50	1.000%	0.250%	1.250%
> 1.50 but < 2.00	0.800%	0.200%	1.000%
> 1.00 but < 1.50	0.700%	0.175%	0.875%
< 1.00	0.500%	0.125%	0.625%

For base rate loans, the applicable margin will be 1.00% less than the applicable margin for LIBOR loans (but in no event less than 0%).

The Credit Facilities are expected to include certain financial covenants, including a maximum consolidated leverage ratio of 3.25:1 and a minimum consolidated fixed charge coverage ratio (the ratio of the sum of adjusted EBITDA and rental expense to the sum of cash interest expense and rental expense) of 2.0:1.

In addition to the financial covenants, the credit agreement for the Credit Facilities is expected to contain customary affirmative and negative covenants for financings of its type (subject to customary exceptions). These covenants will limit our ability to:

•	incur indebtedness;

•	incur liens or other encumbrances;

•	enter into mergers, consolidations and asset sales;

•	engage in transactions with affiliates;

•	pay dividends or other distributions; and

•	change the nature of the business conducted by us.

We may not be able to borrow funds under the Credit Facilities if any of the conditions in the Credit Facilities Commitment Letter are not met. We currently have no alternative financing arrangements in place if the proceeds of the Credit Facilities are not available to it.

The funding of the Credit Facilities would be subject to customary conditions, including:

•	the execution and delivery of definitive loan documentation;

•	all representations and warranties in such documentation shall be true and correct;

•	there shall not have occurred since December 31, 2006 any material adverse change in or material adverse effect on our operations, business, assets, properties liabilities or condition;

•	the absence of any action, suit, investigation or proceeding pending or, to our knowledge, threatened that could reasonably be expected to have such a material adverse change or effect;

•

all information provided by us to complete the syndication of the Credit Facilities is complete and correct in all material respects and no changes or developments have occurred and no new or additional information shall have been received by Bank of America or the lenders that could reasonably be expected to have such a material adverse change or effect or that purports to materially and adversely affect the Credit Facilities;

•	the receipt of opinions of counsel;

•	the payment of fees and expenses owing to the lenders and Bank of America; and

•	no event of default under the Credit Facilities shall have occurred and be continuing.

General. We will incur increased indebtedness in connection with the Tender Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on us, including, but not limited to, the following: (i) our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures and general corporate or other purposes could be impaired, or any such financing may not be available on terms favorable to us; (ii) a substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes; (iii) any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets; (iv) our ability to withstand competitive pressures may be decreased and (v) our level of indebtedness may make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business, regulatory and economic conditions.

10.	Certain Financial Information

Historical Financial Information. We incorporate by reference the financial statements and notes thereto on pages F-1 through F-30 of our Annual Report on Form 10-K for the year ended December 31, 2006. In addition, we incorporate by reference the financial information included in Item 1 (beginning on page 3) of our Quarterly Report on Form 10-Q for the three months ended March 31, 2007. You should refer to Section 11 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Condensed Historical Financial Information. Set forth below is condensed consolidated historical financial information of the Company and its subsidiaries. The historical financial information for the years ended December 31, 2006 and 2005 was derived from the audited consolidated financials statements and other information included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The historical financial information for the three months ended March 31, 2007 and 2006 was derived from the unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007. Financial data for the three-month periods ended March 31, 2007 and March 31, 2006 are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year. This information is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below in Section 11.

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONDENSED HISTORICAL FINANCIAL INFORMATION

(In thousands, except per share data)

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005
Condensed Consolidated Statements of Income:
Total revenues	$183,290	$166,250	$681,745	$575,492
Total cost of services	119,686	104,659	425,743	365,798
Operating income	20,567	25,442	97,664	89,241
Net income	11,337	13,806	52,974	49,856

Net income per share:
Basic	$0.21	$0.27	$1.00	$1.00
Diluted	$0.20	$0.26	$0.97	$0.95

Weighted average shares used in calculation:
Basic	54,537	51,639	52,990	50,011
Diluted	55,907	53,527	54,703	52,390

	March 31,		December 31,
	2007	2006	2006	2005
Condensed Consolidated Balance Sheets:
Assets
Cash and cash equivalents	$21,173	$18,263	$11,745	$14,871
Total current assets	227,210	204,292	200,245	179,907
Goodwill and intangible assets, net	415,043	376,249	398,121	318,755
Other noncurrent assets	57,032	47,331	53,992	44,201
Total assets	699,285	627,872	652,358	542,863

Liabilities and stockholders’ equity
Bank borrowings	63,506	94,107	33,567	40,800
Total current liabilities	149,483	172,796	129,742	138,267
Noncurrent liabilities	35,631	28,375	36,040	20,148
Stockholders’ equity	514,171	426,701	486,576	384,448

Book value per share	$9.40	$8.18	$9.03	$7.60
Book value per diluted share	9.12	7.77	8.72	7.20

Pro Forma Financial Information. Set forth below is condensed unaudited pro forma consolidated financial information for the Company based on historical information which has been adjusted to give effect to the transactions described below. This information should be read in conjunction with Summary Historical Consolidated Financial Data and our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2006 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the three months ended March 31, 2007. This summary unaudited pro forma consolidated financial data is not necessarily indicative of either our financial position or results of operations, which actually would have been attained, had the purchase of shares pursuant to the Tender Offer and the related refinancing been completed at the dates indicated, or, will be achieved in the future. This summary unaudited pro forma consolidated financial data has been included herein for informational and comparative purposes only. We have included the summary unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Tender Offer. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, but are not limited to, those described in this Offer to Purchase under “Cautionary Note on Forward-Looking Statements.”

The pro forma condensed consolidated statements of income have been adjusted to give effect to the following transactions as if they had occurred at the beginning of the period presented and the pro forma condensed consolidated balance sheet has been adjusted to give effect to the following transactions as if they had occurred at the balance sheet date:

•

The purchase of 10.5 million shares in the Tender Offer, at a purchase price of $22.50 per share (the high-point of the Tender Offer range reflected on the cover of this Offer to Purchase), for an aggregate purchase price of $236.3 million;

•	Replacing certain existing indebtedness in the amount of $63.5 million;

•

The borrowing of $302.8 million under the Credit Facilities with projected interest rate of LIBOR plus 50-175 basis points (assumed 6.5% for pro forma purposes). A change of 0.125% in the anticipated borrowing rate would change the annual interest expense by approximately $0.4 million.

•	The payment of $3.1 million in fees and expenses.

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

	March 31, 2007
	As Reported	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$21,173			$21,173
Accounts receivable, net	179,876			179,876
Prepaid expenses and other current assets	14,027			14,027
Deferred income tax assets	12,134			12,134

Total current assets	227,210	—		227,210

Property and equipment, net	50,537			50,537
Intangible assets, net	41,266			41,266
Goodwill	373,777			373,777
Other assets	6,495	1,800	(a)	8,295

Total assets	$699,285	$1,800		$701,085

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$63,506	$(61,506	)(b)	$2,000
Accounts payable	9,424			9,424
Accrued liabilities	6,589			6,589
Accrued compensation-related costs	30,852			30,852
Income tax payable	8,907			8,907
Notes payable	6,286			6,286
Other current liabilities	23,919			23,919

Total current liabilities	149,483	(61,506)		87,977

Non-current liabilities
Long-term debt		300,826	(c)	300,826
Deferred income tax liabilities	24,178			24,178
Notes payable	1,491			1,491
Other non-current liabilities	9,962			9,962

Total non-current liabilities	35,631	300,826		336,457

Total liabilities	185,114	239,320		424,434

Stockholders’ equity:
Preferred stock	—			—
Common stock	57			57
Additional paid-in capital	532,519			532,519
Deferred stock issuance	5,488			5,488
Treasury stock	(34,367)	(237,520	)(d)	(271,887)
Retained earnings	7,123			7,123
Accumulated other comprehensive income	3,351			3,351

Total stockholders’ equity	514,171	(237,520)		276,651

Total liabilities and stockholders’ equity	$699,285	$1,800		$701,085

Book value per share	$9.40			$6.26
Book value per diluted share	9.12			6.03

(a)	Reflects the addition of $1.8 million in new debt costs.
(b)	Reflects the replacement of the Company’s existing bank borrowings with new borrowings under the Credit Facilities.
(c)	Reflects the new borrowings under the Credit Facilities.
(d)	Reflects the purchase of 10.5 million shares of common stock assuming maximum price in the range of $22.50 per share plus $1.3 million of commissions and other costs.

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	For the three months ended March 31, 2007
	As reported	Pro Forma Adjustments		Pro Forma
Revenues before reimbursements	$164,838			$164,838
Reimbursements	18,452			18,452

Total revenues	183,290	—		183,290
Cost of services before reimbursable expenses	101,234			101,234
Reimbursable expenses	18,452			18,452

Total costs of services	119,686	—		119,686
General and administrative expenses	34,403			34,403
Other operating costs	1,277			1,277
Depreciation expense	3,721			3,721
Amortization expense	3,636			3,636

Operating income	20,567	—		20,567
Interest expense	971	4,116	(a)	5,087
Interest income	(129)			(129)
Other income, net	9			9

Income before income taxes	19,716	(4,116)		15,600
Income tax expense	8,379	(1,749	)(b)	6,630

Net income	$11,337	$(2,367)		$8,970

Basic net income per share	$0.21			$0.20
Shares used in computing net income per basic share	54,537	(10,500	)(c)	44,037

Diluted net income per share	$0.20			$0.20
Shares used in computing net income per diluted share	55,907	(10,500	)(c)	45,407

(a)	Reflects the additional interest expense and debt cost amortization associated with the Credit Facilities.
(b)	Reflects the tax benefit associated with the pro forma adjustments at an effective tax rate of 42.5%.
(c)	Reflects the purchase of 10.5 million shares of common stock.

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	For the year ended December 31, 2006
	As reported	Pro Forma Adjustments		Pro Forma
Revenues before reimbursements	$605,105			$605,105
Reimbursements	76,640			76,640

Total revenues	681,745	—		681,745
Cost of services before reimbursable expenses	349,103			349,103
Reimbursable expenses	76,640			76,640

Total costs of services	425,743	—		425,743
General and administrative expenses	127,579			127,579
Other operating costs	7,400			7,400
Depreciation expense	13,400			13,400
Amortization expense	9,959			9,959

Operating income	97,664	—		97,664
Interest expense	4,915	16,466	(a)	21,381
Interest income	(402)			(402)
Other income, net	(209)			(209)

Income before income taxes	93,360	(16,466)		76,894
Income tax expense	40,386	(6,998	)(b)	33,388

Net income	$52,974	$(9,468)		$43,506

Basic net income per share	$1.00			$1.02
Shares used in computing net income per basic share	52,990	(10,500	)(c)	42,490

Diluted net income per share	$0.97			$0.98
Shares used in computing net income per diluted share	54,703	(10,500	)(c)	44,203

(a)	Reflects the additional interest expense and debt cost amortization associated with the Credit Facilities.
(b)	Reflects the tax benefit associated with the pro forma adjustments at an effective tax rate of 42.5%.
(c)	Reflects the purchase of 10.5 million shares of common stock.

11.	Information About Navigant Consulting

We are an independent specialty consulting firm combining deep industry expertise and integrated solutions to assist companies and their legal counsel in addressing the challenges of uncertainty and risk, and leveraging opportunities for overall business model improvement. Professional services include dispute, investigative, operational and business advisory, risk management and regulatory advisory, and transaction advisory solutions. “Navigant” is a service mark of Navigant International, Inc. We are not affiliated, associated, or in any way connected with Navigant International, Inc. and our use of “Navigant” is made under license from Navigant International, Inc.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options and other stock awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Tender Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and at the library of the NYSE at 20 Broad Street, New York, N.Y. 10005. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Tender Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filing (File No. 0-28830)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2006
Quarterly Report on Form 10-Q	Three months ended March 31, 2007
Current Reports on Form 8-K	March 15, 2007, April 11, 2007, April 17, 2007, May 3, 2007 and May 9, 2007

Any statement contained in this Offer to Purchase or in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: Navigant Consulting, Inc., Attention: Investor Relations, 615 North Wabash Avenue, Chicago Illinois 60611, Telephone: (312) 573-5600. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.navigantconsulting.com. Information contained on our website is not part of, and is not incorporated into, this Tender Offer.

12.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of May 4, 2007, there were approximately 58.1 million shares of our common stock issued and outstanding. The 10.5 million shares we are offering to purchase in the Tender Offer represent approximately 18% of the total number of issued and outstanding shares as of May 4, 2007.

As of May 4, 2007, our directors and executive officers as a group (9 persons) beneficially owned an aggregate of approximately 1.8 million shares, representing approximately 3.1% of the total number of issued and outstanding shares. None of our directors and executive officers intends to tender any of their shares in the Tender Offer, except for our Executive Vice President and Chief Financial Officer, Ben W. Perks, who announced in April 2007 that he intends to retire this summer after an orderly transition with his yet to be named successor. Mr. Perks has advised us that he may participate in the Tender Offer. As a result, assuming we purchase 10.5 million shares in the Tender Offer, the Tender Offer will increase the proportional holdings of our directors and executive officers to approximately 3.7%. However, our directors and executive officers may, in compliance with our stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Tender Offer.

The following table sets forth as of May 4, 2007 the aggregate number and percentage of shares of our common stock that were beneficially owned by our current directors, current executive officers and each person who beneficially owns 5% or more of our outstanding shares, based on filings with the SEC. We believe that, except where noted otherwise, each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person, subject to community property laws where applicable. Assuming we purchase 10.5 million shares in the Tender Offer and no director, executive officer or any person who owns 5% or more of our outstanding shares of common stock tenders any shares in the Tender Offer, the percentage beneficial ownership of each director, executive officer and person who owns 5% or more of our outstanding shares after the Tender Offer will be approximately as set forth in the table below.

Unless otherwise indicated, the address of each person listed is c/o Navigant Consulting, 615 North Wabash Avenue, Chicago, Illinois 60611.

	As of May 4, 2007		After the Tender Offer
Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent	Percent
5% Shareholders:
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	8,049,546	13.8%	16.9%
Royce & Associates, Inc. 1414 Avenue of the Americas New York, NY 10019	3,182,300	5.5%	6.7%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	2,887,600	5.0%	6.1%

Directors and Executive Officers:
William M. Goodyear(4)	981,527	1.7%
Julie M. Howard(5)	216,813	*	*
Ben W. Perks(6)	138,919	*	*
Richard X. Fischer	24,752	*	*
Thomas A. Gildehaus(7)	61,096	*	*
Valerie B. Jarrett(8)	50,820	*	*
Peter B. Pond(9)	128,043	*	*
Samuel K. Skinner(10)	28,374	*	*
James R. Thompson(11)	156,079	*	*
All Directors and Executive Officers as a group (9 persons) (12)	1,786,423	3.1%	3.7%

*	Less than 1%

(1)	Applicable percentage of ownership as of May 4, 2007 is based upon 58.1 million shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. Beneficial ownership generally means that a shareholder has sole or shared power to vote or dispose of the stock either directly or indirectly or the right to acquire the shares within 60 days.
(2)	Based on information provided in the Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2007. Of the 8,049,546 shares reported on the Schedule 13G/A, FMR Corp. reported sole voting power with respect to 958,000 shares and sole dispositive power with respect to all 8,049,546 shares.
(3)	Based on information provided in the Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2007. Of the 2,887,600 shares reported on the Schedule 13G, T. Rowe Price Associates, Inc. reported sole voting power with respect to 889,100 shares and sole dispositive power with respect to all 2,887,600 shares.
(4)	Includes 357,652 shares of common stock subject to options that are or become exercisable within 60 days of May 4, 2007.
(5)	Includes 55,877 shares of common stock subject to options that are or become exercisable within 60 days of May 4, 2007.
(6)	Includes 52,231 shares of common stock subject to options that are or become exercisable within 60 days of May 4, 2007.
(7)	Includes 38,000 shares of common stock subject to options that are or become exercisable within 60 days of May 4, 2007.
(8)	Includes 35,686 shares of common stock subject to options that are or become exercisable within 60 days of May 4, 2007.
(9)	Includes 110,269 shares of common stock subject to options that are or become exercisable within 60 days of May 4, 2007.
(10)	Includes 8,000 shares of common stock subject to options that are or become exercisable within 60 days of May 4, 2007.
(11)	Includes 145,205 shares of common stock subject to options that are or become exercisable within 60 days of May 4, 2007.
(12)	Includes 802,920 shares of common stock subject to options that are or become exercisable within 60 days of May 4, 2007.

Retirement Plan. Under the Retirement Plan, a tax-qualified retirement savings plan, participating employees may contribute up to 50% of regular earnings on a before-tax basis, up to the limit of $15,500, into their Retirement Plan accounts. In addition, under the Retirement Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their regular earnings up to a maximum of $5,100. Amounts held in the Retirement Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Stock Purchase Plans. Under the Stock Purchase Plans, employees may purchase our common stock each quarter at 85% of the closing market price of the common stock on the last day of each calendar quarter.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our common stock during the 60 days prior to May 4, 2007, except as follows:

•	Customary and ongoing purchases of shares through our Stock Purchase Plans and purchases under our Retirement Plan.

•

On March 13, 2007, the compensation committee of our board of directors granted awards of restricted stock under our 2005 Long Term Incentive Plan as part of our annual incentive based grants. Those grants included grants of 26,186 shares of restricted stock to Mr. Goodyear, 10,856 shares of restricted stock to Ms. Howard and 2,454 shares of restricted stock to Mr. Fischer. As previously disclosed,

Mr. Goodyear, Ms. Howard and Mr. Fischer agreed to not have the compensation committee make the balance of the grants that would otherwise have been made to them at that time, until after the 2005 Incentive Plan was amended to increase the number of shares available under the plan, in order to allow grants under the plan to other employees.

•

On April 30, 2007, after the plan was so amended, the compensation committee granted the balance of the annual incentive grants to Mr. Goodyear, Ms. Howard and Mr. Fischer as follows: Mr. Goodyear, 60,614 shares of restricted stock and options to purchase 37,766 shares at $19.18 per share (the closing price per share of our common stock on the date of grant), Ms. Howard, 60,614 shares of restricted stock and options to purchase 37,766 shares at $19.18 per share and Mr. Fischer, 10,102 shares of restricted stock and options to purchase 6,294 shares at $19.18 per share.

•

On March 13, 2007, each non-employee director on our board of directors was granted 3,374 shares of restricted stock and options to purchase 1,125 shares at $18.56 per share (the closing price per share of our common stock on the date of grant) as the equity component of non-employee director fees. In addition, Mr. Pond elected to receive his annual board retainer in the form of stock options and accordingly was granted an additional option to purchase 2,155 shares at $18.56 per share.

13.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares in the Tender Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Tender Offer may have a greater impact on trading prices than would be the case prior to consummation of the Tender Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Tender Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares in the Tender Offer will cause the remaining outstanding shares to be delisted from the NYSE. The Tender Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Tender Offer and the purchase of shares will cause the shares to be delisted from the NYSE. See Section 7.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares in the Tender Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in the Tender Offer pursuant to the terms of the Tender Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

14.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Tender Offer that is material to the success of the Tender Offer. Should any such approval or other action be required, we currently contemplate that we will seek that approval or other action where practicable if practicable within the time period contemplated by the Tender Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations in the Tender Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

15.	United States Federal Income Tax Consequences

Circular 230. Notwithstanding anything to the contrary contained herein, a holder (and each employee, representative, or other agent of a holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described in this Offer to Purchase and in the related Letter of Transmittal and all materials of any kind that are provided to the holder relating to such tax treatment and tax structure. This authorization of tax disclosure is retroactively effective to the commencement of discussions with holders regarding the transactions contemplated herein.

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Any discussions of United States federal tax matters set forth in this Offer to Purchase and in the related Letter of Transmittal were written in connection with the promotion and marketing by the Company and the Dealer Managers of the Tender Offer. Such discussions are not intended or written to be legal or tax advice to any person and are not intended or written to be used, and they cannot be used, by any person for the purpose of avoiding any United States federal tax penalties that may be imposed on such person. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

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Discussion. The following describes material United States federal income tax consequences relevant to the Tender Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”) existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or foreign tax consequences of participating in the Tender Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Tender Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.

Holders of shares that are not U.S. Holders (“foreign shareholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Tender Offer and also should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding shares should consult their own tax advisors.

Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Tender Offer will not incur any tax liability as a result of the consummation of the Tender Offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the Tender Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Tender Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning our shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

To the extent that amounts received pursuant to the Tender Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted tax basis will constitute capital gain. Any remaining adjusted tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Tender Offer will be oversubscribed. If the Tender Offer is oversubscribed, proration of tenders pursuant to the Tender Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Tender Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of United States federal income tax withholding and backup withholding.

16.	Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any event set forth in Section 7 has not occurred or has occurred or is deemed by us to have occurred, to terminate the Tender Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Tender Offer in any respect, including, but not limited to, by decreasing or increasing the consideration offered in the Tender Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Tender Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Tender Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Tender Offer. If (1)(i) we increase or decrease the price to be paid for shares beyond the range, (ii) decrease the number of shares being sought in the Tender Offer, or (iii) increase the number of shares being sought in the Tender Offer by more than 2% of our outstanding shares and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 16, the Tender Offer will be extended until the expiration of such period of ten business days.

17.	Fees and Expenses

We have retained Banc of America Securities LLC and Credit Suisse Securities (USA) LLC to act as the Dealer Managers (the “Dealer Managers”) in connection with the Tender Offer. In their role as Dealer Managers, the Dealer Managers may contact brokers, dealers and similar entities and may provide information regarding the Tender Offer to those that they contact or persons that contact them. The Dealer Managers will receive reasonable and customary compensation. We also have agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Tender Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

The Dealer Managers and their respective affiliates may provide various investment banking and other services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their respective affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

Bank of America N.A. and its affiliates have undertaken to provide financing for the Tender Offer subject to the terms and conditions of the Credit Facilities Commitment Letter described in Section 9 hereof, and will receive customary fees in connection therewith.

We have retained D.F. King & Co., Inc. to act as Information Agent and LaSalle Bank N.A., to act as Depositary in connection with the Tender Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares pursuant to the Tender Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

18.	Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Tender Offer. We have not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.

Navigant Consulting, Inc.

May 9, 2007

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

LaSalle Bank, N.A.

By Mail: LaSalle Bank, N.A. Attn: Corporate Action Dept., 27th floor P.O. Box 3344 South Hackensack, NJ 07606	By Facsimile Transmission: For Eligible Institutions Only: (201) 680-4626 For Confirmation Only Telephone: (201) 680-4860	By Hand or Overnight Courier: LaSalle Bank, N.A. Attn: Corporate Action Dept., 27th floor 480 Washington Boulevard Jersey City, NY 07310

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Tender Offer.

The Information Agent for the Tender Offer is:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (888) 542-7446

The Dealer Managers for the Tender Offer are:

Banc of America Securities LLC 9 West 57th Street New York, New York 10019 Telephone: (212) 583-8426 Toll Free: (888) 583-8900 Ext. 8426	Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, New York 10010 Telephone: (212) 325-1563 Toll-Free: (888) 537-4893